UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2014

SPANISH BROADCASTING SYSTEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27823	13-3827791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7707 NW 77th Avenue		33166
(Address of principal executive offices)		(Zip Code)

(305) 441-6901

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders

Election of Common Stock Directors

On June 6, 2014, Spanish Broadcasting System, Inc. (the “Company”) held its Annual Meeting of Stockholders (“Annual Meeting”). The stockholders considered and voted on one proposal submitted for stockholder vote, which is described in detail in the Company’s 2014 Proxy Statement. There were 4,166,991 shares of Class A common stock and 2,340,353 shares of Class B common stock outstanding and entitled to vote at the meeting. Common stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock. The following is a brief description of the matters voted on at the Annual Meeting and the final results of such voting:

The six Common Stock Directors were elected at the Annual Meeting to hold office until such time as their respective successors have been duly elected and qualified based upon the following votes:

Nominee Common Stock Directors	Votes For	Votes Against/ Withheld
Raúl Alarcón	24,373,189	558,666
Joseph A. Garcia	24,363,326	568,529
Manuel E. Machado	24,919,907	11,948
Jason L. Shrinsky	24,922,763	9,092
Jose A. Villamil	24,919,747	12,108
Mitchell A. Yelen	24,913,940	17,915

Election of Preferred Stock Directors

As described in the Company’s 2014 Proxy Statement, the Company was informed by a holder of more than 10% of its Series B preferred stock that such holder intended to nominate two directors to the Company’s Board of Directors at the Annual Meeting pursuant to its rights under the Certificate of Designations governing the rights of the Series B preferred stock (the “Preferred Stock Directors”).

At the Annual Meeting, Lehman Brothers Holding Inc. nominated Alan Miller and Gary Stone as Preferred Stock Directors. There were 90,549 shares of Series B preferred stock outstanding and entitled to vote. Preferred stockholders are entitled to one vote for each share of Series B preferred stock. The two Preferred Stock Directors were elected at the Annual Meeting to hold office until such time as their respective successors have been duly elected and qualified based upon the following votes:

Nominee Preferred Stock Directors	Votes For	Votes Against/ Withheld
Alan Miller	67,946	0
Gary Stone	67,946	0

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPANISH BROADCASTING SYSTEM, INC.

June 12, 2014	By:	/s/ Joseph A. García
Joseph A. García
Chief Financial Officer, Chief Administrative Officer
Sr. Executive Vice President and Secretary